Exhibit 99.1

Media Contact:

Kurt Jaeckel, Kodak, +1 585-490-8646, kurt.jaeckel@kodak.com

Investor Contact:

Anthony Redding, Kodak, +1 585-724-4053, shareholderservices@kodak.com

Kodak Completes Pension Reversion Process, Delivering Over $1 Billion to Strengthen Balance Sheet, Fully Fund New Benefit Plan, and Accelerate Growth

Reduces Term Loan Balance to $200 Million and Substantially Lowers Interest Payments

Fulfills All Retirement Obligations to U.S. Pension Plan Participants

ROCHESTER, NEW YORK – December 2, 2025 – Eastman Kodak Company (NYSE: KODK) announced today that it has completed the reversion process for the $1.023 billion in excess pension assets held in the company-funded Kodak Retirement Income Plan (“KRIP”), the final step in the previously disclosed KRIP transition.

Approximately $767 million of the excess assets reverted to the company, including $609 million in cash and non-cash assets valued at $158 million, significantly strengthening Kodak’s balance sheet and positioning it for future growth. Approximately $312 million of those cash proceeds have been used to pre-pay Kodak’s term loans, reducing the balance to $200 million. Kodak is now in a net-positive cash position, with a cash balance exceeding $300 million after accounting for the excise tax due on the reverted assets.

All pension obligations to KRIP participants have been fully settled, and Kodak has directed $251 million of investment assets and $5 million of cash to fully fund a new defined benefit plan for current U.S.-based employees called the Kodak Cash Balance Plan (“KCBP”). KCBP will provide substantially the same benefits as those under the cash balance feature of KRIP for the foreseeable future without additional cash cost to the company.

Kodak Completes Pension Reversion Process Page 2

“Thanks to the rigorous planning and diligent execution of our team and advisors, we continue to strengthen our financial foundation, which allows us to continue focusing on operations while also fulfilling our commitment to safeguarding the retirement benefits of our plan beneficiaries,” said Jim Continenza, Kodak’s Executive Chairman and CEO. “As part of our long-term plan, this transaction reduces our debt and ongoing interest expense, freeing us to devote our energies to unlocking the full potential of our company and creating value for our employees, shareholders and customers.”

For more information, please refer to Kodak’s 8-K filed with the U.S. Securities and Exchange Commission on December 2, 2025.

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About Kodak

Kodak (NYSE: KODK) is a leading global manufacturer focused on commercial print and advanced materials & chemicals. With 79,000 worldwide patents earned over 130 years of R&D, we believe in the power of technology and science to enhance what the world sees and creates. Our innovative, award-winning products, combined with our customer-first approach, make us the partner of choice for commercial printers worldwide. Kodak is committed to environmental stewardship, including industry leadership in developing sustainable solutions for print. For additional information on Kodak, visit us at kodak.com, or follow us on X @Kodak and LinkedIn.